                                                                      Exhibit 2




                          AGREEMENT AND PLAN OF MERGER

                                     BETWEEN

                               ELECTRIC CITY CORP.

                      ELECTRIC CITY ACQUISITION CORPORATION

                                       AND

                           SWITCHBOARD APPARATUS, INC.

                                DALE HOPPENSTEADT

                                  GEORGE MILLER

                                       AND

                                  HELMUT HOPPE

                                 August 31, 2000

                                TABLE OF CONTENTS

                          AGREEMENT AND PLAN OF MERGER


ARTICLE           DESCRIPTION                                                                                  PAGE
MERGER   .........................................................................................................1
         1.1      MERGER..........................................................................................1
         1.2      FILING OF CERTIFICATE OF MERGER.................................................................2
         1.3      EFFECTIVE DATE OF MERGER........................................................................2
         1.4      DIRECTORS.......................................................................................2
         1.5      OFFICERS........................................................................................3
         1.6      CONVERSION OF SHARES............................................................................3
         1.7      LEGEND..........................................................................................3
         1.8      REGISTRATION....................................................................................4
         1.9      INFORMATION FOR S-1.............................................................................4
         1.10     PURCHASE PRICE..................................................................................4
         1.11     THE CLOSING.....................................................................................4
         1.12     ESCROW..........................................................................................5
         1.13     PUBLICATION.....................................................................................6

Certain Effects of Merger.........................................................................................6
         2.1      EFFECT OF MERGER................................................................................6
         2.2      FURTHER ASSURANCES..............................................................................7

Business Plan.....................................................................................................8

Representations and warranties of Shareholders and the Company....................................................8
         4.1      ORGANIZATION....................................................................................8
         4.2      CORPORATE ACTION................................................................................8
         4.3      STOCK...........................................................................................9
         4.4      SUBSIDIARIES AND QUALIFICATION..................................................................9
         4.5      FINANCIAL STATEMENTS...........................................................................10
         4.6      AFFILIATED TRANSACTIONS........................................................................10
         4.7      LICENSES.......................................................................................11
         4.8      PRODUCT LIABILITY..............................................................................11
         4.9      ASSETS.........................................................................................11
         4.10     TITLE..........................................................................................12
         4.11     CONTRACTS......................................................................................14
         4.12     LITIGATION AND COMPLIANCE WITH LAW.............................................................16
         4.13     NO DEFAULTS....................................................................................17
         4.14     CHANGES........................................................................................17


ARTICLE           DESCRIPTION                                                                                  PAGE
         4.15     ENVIRONMENTAL WARRANTIES.......................................................................18
         4.16     BROKERS........................................................................................21
         4.17     EMPLOYEE RELATIONS.............................................................................21
         4.18     EMPLOYEES; DIRECTORS; OFFICERS.................................................................21
         4.19     BANKS, POWERS OF ATTORNEY......................................................................21
         4.20     INSURANCE......................................................................................22
         4.21     INDEBTEDNESS...................................................................................22
         4.22     OPTIONS, ETC...................................................................................22
         4.23     PATENTS, TRADEMARKS, ETC.......................................................................23
         4.24     ACCOUNTS PAYABLE...............................................................................24
         4.25     ACCOUNTS RECEIVABLE............................................................................24
         4.26     INVENTORY......................................................................................24
         4.27     LIABILITIES....................................................................................25
         4.28     TAXES..........................................................................................25
         4.29     EMPLOYEE PLANS.................................................................................26
         4.30     NO OFFERS OF EMPLOYMENT........................................................................26
         4.31     NO SOLICITATION OF BUSINESS; USE OF INFORMATION................................................26
         4.32     CONTRACTS......................................................................................27
         4.33     MISCELLANEOUS..................................................................................27

REPRESENTATIONS AND WARRANTIES OF BUYER..........................................................................27
         5.1      INCORPORATION..................................................................................27
         5.2      NO DEFAULTS; COMPLIANCE WITH LAW...............................................................27
         5.3      CORPORATE ACTION...............................................................................28
         5.4      BROKERS........................................................................................28
         5.5      CAPITAL STRUCTURE..............................................................................28
         5.6      NASDAQ APPLICATION.............................................................................29

COVENANTS OF SHAREHOLDERS AND THE COMPANY PENDING THE CLOSING DATE...............................................29
         6.1      SHAREHOLDER APPROVAL...........................................................................29
         6.2      FULL ACCESS AND FINANCIALS.....................................................................29
         6.3      CONDUCT OF BUSINESS............................................................................30
         6.4      OTHER ACTION...................................................................................30
         6.5      ORGANIZATION, GOOD WILL........................................................................32
         6.6      CONSENTS TO LEASES, CONTRACTS..................................................................32
         6.7      REPRESENTATIONS AND WARRANTIES.................................................................32
         6.8      NOTICE OF PROCEEDINGS..........................................................................33
         6.9      NOTICE OF REFUSAL TO PATRONIZE OR SUPPLY.......................................................33
         6.10     CORPORATE ACTION...............................................................................33
         6.11     UPDATED SCHEDULES..............................................................................33

COVENANTS OF BUYER PENDING THE CLOSING DATE......................................................................34
         7.1      REPRESENTATIONS AND WARRANTIES.................................................................34
         7.2      NO OFFERS OF EMPLOYMENT........................................................................34
         7.3      NO SOLICITATION OF BUSINESS; USE OF INFORMATION................................................34


ARTICLE           DESCRIPTION                                                                                  PAGE
         7.4      NOTICE OF PROCEEDINGS..........................................................................35
         7.5      CORPORATE ACTION...............................................................................35

CONDITIONS TO THE OBLIGATIONS OF SHAREHOLDERS....................................................................35
         8.1      REPRESENTATIONS, WARRANTIES, COVENANTS.........................................................35
         8.2      OPINION OF COUNSEL.............................................................................36

CONDITIONS TO THE OBLIGATIONS OF BUYER...........................................................................37
         9.1      REPRESENTATIONS, WARRANTIES, COVENANTS.........................................................37
         9.2      PROCEEDINGS....................................................................................38
         9.3      NON-COMPETITION AGREEMENTS.....................................................................39
         9.4      CONSENTS TO LEASES, CONTRACTS..................................................................39
         9.5      OPINION OF COUNSEL.............................................................................39

TERMINATION......................................................................................................39
         10.1     TERMINATION....................................................................................39
         10.2     EFFECT OF TERMINATION..........................................................................40

INDEMNIFICATION..................................................................................................40
         11.1     SURVIVAL.......................................................................................40
         11.2     INDEMNIFICATION OF BUYER.......................................................................40
         11.3     NOTICE OF CLAIMS; PROCEDURE FOR INDEMNIFICATION................................................42
         11.4     LIMITATION ON INDEMNIFICATION..................................................................44

RIGHT OF FIRST OFFER AND RIGHT OF FIRST NEGOTIATION..............................................................45
         12.1     RIGHT OF FIRST OFFER...........................................................................45
         12.2     RIGHT OF FIRST REFUSAL.........................................................................46

MISCELLANEOUS....................................................................................................47
         13.1     MATERIAL.......................................................................................47
         13.2     EXPENSES.......................................................................................47
         13.3     SHAREHOLDERS' TAX LIABILITIES..................................................................48
         13.4     ASSIGNMENTS....................................................................................48
         13.5     FURTHER ASSURANCES.............................................................................48
         13.6     NOTICES........................................................................................48
         13.7     CAPTIONS.......................................................................................50
         13.8     LAW GOVERNING..................................................................................50
         13.9     ARBITRATION....................................................................................50
         13.10    WAIVER OF PROVISIONS...........................................................................50
         13.11    COUNTERPARTS...................................................................................51
         13.12    ENTIRE AGREEMENT...............................................................................52

SCHEDULE 1.4.....................................................................................................52

SCHEDULE 1.5.....................................................................................................54


ARTICLE           DESCRIPTION                                                                                  PAGE
SCHEDULE 4.6.....................................................................................................52

SCHEDULE 4.9.....................................................................................................53

SCHEDULE 4.10.1..................................................................................................54

SCHEDULE 4.10.2..................................................................................................55

SCHEDULE 4.10.3..................................................................................................56

SCHEDULE 4.10.5..................................................................................................57

SCHEDULE 4.11....................................................................................................58

SCHEDULE 4.12....................................................................................................59

SCHEDULE 4.13....................................................................................................60

SCHEDULE 4.14....................................................................................................61

SCHEDULE 4.17....................................................................................................62

SCHEDULE 4.18....................................................................................................63

SCHEDULE 4.19....................................................................................................64

SCHEDULE 4.20....................................................................................................65

SCHEDULE 4.21....................................................................................................66

SCHEDULE 4.23....................................................................................................67

SCHEDULE 4.25....................................................................................................68

SCHEDULE 4.26....................................................................................................69

SCHEDULE 4.28....................................................................................................70

SCHEDULE 6.6.....................................................................................................71

SCHEDULE 9.3.....................................................................................................72


ARTICLE           DESCRIPTION                                                                                  PAGE
EXHIBITS
Exhibit A                  Certificate of Merger
Exhibit B                  Indemnity and Stockholder Agreement
Exhibit C                  Escrow Agreement
Exhibit D                  Business Plan
Exhibit E                  Employment Agreement and Stock Option Letter Agreement
                           for Dale Hoppensteadt
Exhibit F                  Legal Opinion of Schwartz, Cooper, Greenberger & Krauss, Chtd.
Exhibit G                  Non-Competition Agreement
Exhibit H                  Legal Opinion of Schwartz & Freeman

                                    GLOSSARY


TERM                                                                                                            PAGE
----                                                                                                            ----
"BUYER"  .........................................................................................................1
"ACQUISITION".....................................................................................................1
"SHAREHOLDER".....................................................................................................1
"SHAREHOLDERS"....................................................................................................1
"COMPANY".........................................................................................................1
"SHARES" .........................................................................................................1
"COMMON STOCK"....................................................................................................1
"GENERAL CORPORATION LAW".........................................................................................2
"SURVIVING CORPORATION"...........................................................................................2
"CERTIFICATE OF MERGER"...........................................................................................2
"EFFECTIVE DATE"..................................................................................................2
"ELECTRIC CITY STOCK".............................................................................................3
"SEC"    .........................................................................................................4
"S-1 REGISTRATION STATEMENT"......................................................................................4
"CLOSING".........................................................................................................4
"CLOSING DATE"....................................................................................................4
"ESCROWEE"........................................................................................................5
"ESCROW TERMINATION DATE".........................................................................................5
"BUSINESS PLAN"...................................................................................................8
"YEAR END STATEMENTS"............................................................................................10
"INTERIM STATEMENTS".............................................................................................10
"FINANCIAL STATEMENTS"...........................................................................................10
"BALANCE SHEET DATE".............................................................................................10
"DECEMBER 31, 1999 BALANCE SHEET"................................................................................10
"AFFILIATE OF A SHAREHOLDER".....................................................................................11
"ASSETS" ........................................................................................................12
"PERMITTED LIENS"................................................................................................13
"CONTRACT".......................................................................................................16
"ENVIRONMENTAL AUDITS"...........................................................................................18
"ACMs"   ........................................................................................................19
"ENVIRONMENTAL LAWS".............................................................................................20
"HAZARDOUS MATERIAL(S)"..........................................................................................21
"EEW KIT PATENT".................................................................................................23
"CURRENT"........................................................................................................24
"KEY EMPLOYEES"..................................................................................................32
"REAL ESTATE"....................................................................................................37
"INDEMNIFIED PARTY"..............................................................................................40
"LOSS AND EXPENSE"...............................................................................................40
"FIRST RIGHT ASSETS".............................................................................................45
"OFFER NOTICE"...................................................................................................45
"THIRD PARTY OFFER"..............................................................................................46

                               AGREEMENT OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER is dated as of August 31, 2000, and is between ELECTRIC CITY CORP., a Delaware corporation ("BUYER"), and ELECTRIC CITY ACQUISITION CORPORATION, a Delaware corporation ("ACQUISITION"), on the one hand, and DALE HOPPENSTEADT, GEORGE MILLER and HELMUT HOPPE (each a "SHAREHOLDER" and collectively, the "SHAREHOLDERS") and SWITCHBOARD APPARATUS, INC., an Illinois corporation (the "COMPANY"), on the other hand.

         WHEREAS, the Shareholders own all of the outstanding capital stock of the Company (collectively, the "SHARES");

         WHEREAS, Buyer desires to acquire from the Shareholders all of the issued and outstanding Shares solely in exchange for shares of common stock, par value $0.0001 of Buyer (the "COMMON STOCK") in a transaction the parties desire to be a tax-free transaction which is described in Section 368 of the Internal Revenue Code of 1986, as amended;

         WHEREAS, in order to consummate the transactions contemplated herein, Acquisition has been formed and the Company will be merged with and into Acquisition (with Acquisition as the surviving corporation), upon and subject to the terms as further specified in this Agreement;

         NOW, THEREFORE, the parties agree as follows:

                                   ARTICLE 1.

                                     MERGER

         1.1 MERGER. Upon due satisfaction of all the conditions precedent set forth herein, at the Effective Date (as defined below), Company shall be merged with and into Acquisition on the terms and conditions set forth in this Agreement and as permitted by and in accordance with the General

Corporation Law of the State of Delaware (the "GENERAL CORPORATION LAW") and the Illinois Business Corporation Act (the "IBCA"). Thereupon, the separate existence of the Company shall terminate and Acquisition, as the surviving corporation (the "SURVIVING CORPORATION"), shall continue to exist under and be governed by the General Corporation Law, with its Articles of Incorporation and its By-Laws as in effect at the Effective Date to remain unchanged, unless and until amended subsequent thereto and except that, pursuant to the Certificate of Merger (as defined below), the name of Acquisition shall be changed to "SWITCHBOARD APPARATUS, INC."

         1.2 FILING OF CERTIFICATE OF MERGER. Upon the Closing (as defined below), the Company and Acquisition will cause the Certificate of Merger in substantially the form of Exhibit A attached hereto (the "CERTIFICATE OF MERGER") to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 252 of the General Corporation Law, and the Surviving Corporation shall thereafter cause a copy of the Certificate of Merger, certified by the Secretary of State of Delaware, to be recorded in the appropriate counties' Recorders' offices, all in accordance with Section 103 of the General Corporation Law, and in the offices of such other public officials within and without the State of Delaware as may be required by law, including the IBCA.

         1.3 EFFECTIVE DATE OF MERGER. The Merger shall become effective immediately upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and if so required by the IBCA, the Secretary of State of the State of Illinois. The date and time of such effectiveness is herein referred to as the "EFFECTIVE DATE".

         1.4 DIRECTORS. From and after the Effective Date, the members of the Board of Directors of the Surviving Corporation shall consist of the individuals identified on Schedule 1.4 attached hereto until their respective successors have been duly elected and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporations's Articles of Incorporation and By-laws; provided the Surviving Corporation takes all corporate action required to effectuate the provisions of this Section.

         1.5 OFFICERS. From and after the Effective Date, the officers of the Surviving Corporation shall initially consist of the individuals identified on
Schedule 1.5 attached hereto until their respective successors have been duly elected and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's By-laws; provided the Surviving Corporation takes all corporate action required to effectuate the provisions of this Section.

         1.6 CONVERSION OF SHARES. At the Effective Date, the then issued shares of common stock of the Company outstanding shall, without any further action on the part of Acquisition, the Company or the respective holders of such shares, be converted into a number of shares of Common Stock of Buyer equal to $1,941,750 divided by the Value Per Share (as defined herein) as of the Closing Date (as hereinafter defined). The Shares which are converted into Common Stock of Buyer pursuant to this Section are hereinafter referred to as "ELECTRIC CITY STOCK". For purposes of this Agreement, the Value Per Share of the Common Stock will be the average closing price of a share of Common Stock of Buyer during the thirty (30) day period prior to the Closing as reported on the OTC Bulletin Board exchange for such day.

         1.7 LEGEND. Each certificate evidencing the Electric City Stock shall bear the following legend:

               "THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION (TOGETHER, THE "SECURITIES LAWS") AND MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED OR ENCUMBERED IN THE ABSENCE OF COMPLIANCE WITH SUCH SECURITIES LAWS AND UNTIL THE ISSUER THEREOF SHALL HAVE RECEIVED FROM

               COUNSEL ACCEPTABLE TO IT A WRITTEN OPINION REASONABLY SATISFACTORY TO IT THAT THE PROPOSED DISPOSITION WILL NOT VIOLATE ANY APPLICABLE SECURITIES LAWS."

         1.8 REGISTRATION. Within 90 days after the date hereof, Buyer will file with the Securities and Exchange Commission ("SEC") a registration statement on Form S-1 (together with all amendments and supplements thereto, the "S-1 REGISTRATION STATEMENT") covering the Electric City Stock. Buyer shall maintain the effectiveness of the S-1 Registration Statement until the earlier of (a) the date on which all shares of the Electric City Stock covered by the S-1 Registration Statement have been sold by the Shareholders, or (b) the first anniversary of the Closing Date. On or prior to the Closing Date, each Shareholder shall enter into an Indemnity and Stockholder Agreement in the form attached hereto as Exhibit B.

         1.9 INFORMATION FOR S-1. The Shareholders represent and warrant that no information to be furnished by any of the Shareholders for use in the S-1 Registration Statement will contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading.

         1.10 PURCHASE PRICE. The purchase price to be paid by Buyer for the Shares shall consist of the Electric City Stock.

         1.11 THE CLOSING. The closing of the transactions provided for in this Agreement (the "CLOSING") shall be held in the offices of Schwartz, Cooper, Greenberger & Krauss, Chtd.,180 North LaSalle, Chicago, Illinois 60601, counsel for Buyer and Acquisition, at 12 Noon local time on August 31, 2000, provided the conditions described in Articles 8 and 9 are satisfied, or at such other time and place as hereafter shall be mutually agreed upon by the parties (the "CLOSING DATE").

         1.12 ESCROW. At Closing, the Shareholders shall deposit fifteen percent (15%) of the Electric City Stock with Chicago Title and Trust Company ("ESCROWEE") (or, in the event Chicago Title and Trust Company declines to act as escrow agent, with another third party to be hereafter chosen by Buyer) as escrow agent. The escrow shall terminate eighteen (18) months after the Effective Date ("ESCROW TERMINATION DATE"). The Shareholders shall each have the right, subject to Securities Laws and SEC rules and regulations, to direct the Escrowee to sell all or any part of their proportionate share of the Electric City Stock and to invest the proceeds of such Electric City Stock in (a) any evidence of debt, maturing not more than one year after such time, issued or guaranteed by the United States government or any agency thereof, (b) commercial paper, maturing not more than one year from the date of issue, or corporate demand notes, in each case rated at least A-l by Standard & Poor's Ratings Group or P-l by Moody's Investors Service, Inc., or (c) any certificate of deposit (or time deposits represented by such certificates of deposit) or banker's acceptance, maturing not more than one year after such time, or overnight federal funds transactions that are issued or sold by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000. Any and all such invested proceeds shall remain a part of the escrow until released as hereinafter provided and pursuant to the terms of the Escrow Agreement attached hereto as Exhibit C. Upon Buyer's receipt from a third party, or assertion, of a claim for which Sellers are to indemnify Buyer under Article 11, if the Sellers do not timely object to such claim, the Buyer shall cause such payment to be made by instructing Escrowee to either withdraw shares of Electric City Stock, or to withdraw any cash proceeds (including liquidating any invested proceeds and withdrawing the same) from the escrow and delivering such shares or cash to the Indemnified Party (as defined herein) in payment of any such indemnification claim (with each such withdrawn share to be valued at the average closing price for a share of Common Stock of Buyer during the 30 day period prior to said payment). On the Escrow Termination Date, Buyer shall direct the Escrowee to distribute the Electric City Stock or cash proceeds remaining in escrow to the Shareholders in the same proportion as they deposited the Electric City Stock in the escrow; provided, however, in the event that there are any claims for indemnification pending pursuant to Article 11 on such date, the distribution from the escrow shall only be made to the extent of any Electric City Stock or cash proceeds remaining in the Escrow in excess of such unresolved claims, and the shares or cash proceeds in the escrow shall continue to remain available for the payment of any such pending claims. The costs and expenses of the Escrow shall be borne solely by Buyer.

         1.13 PUBLICATION. Other than the press release published March 24, 2000, or as may be required by law, the Shareholders, Buyer, Acquisition and the Company shall not issue any press release or other public or private announcement of the transaction contemplated by this Agreement until after this Agreement is consummated on the Closing Date. Any such press release or other announcement issued on the Closing Date shall be mutually acceptable to all the parties hereto.

                                   ARTICLE 2.

                            CERTAIN EFFECTS OF MERGER

         2.1 EFFECT OF MERGER. Upon and after the Effective Date, the separate existence of the Company shall cease and shall be merged into Acquisition, with Acquisition as the Surviving Corporation possessing all rights, privileges, immunities and franchises of a public or a private nature of each of the constituent corporations; and all property, real, personal and mixed and all debts due on whatever account, including subscriptions to shares and all other choses in action, and all and every other interest of or belonging to or due to each of the constituent corporations shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and the title to any real estate or any interest therein, vested in any of the constituent corporations shall not revert to or be in any way impaired by reason of the merger contemplated herein. The Surviving Corporation shall, after the Effective Date, be responsible for, and shall indemnify the Shareholders and the officers and directors of the Company against, all the liabilities and obligations of each of the constituent corporations (except to the extent of any liability or obligation arising due to the gross negligence or willful misconduct of any such Shareholder, officer or director, or arising due to a breach by the Company or any Shareholder of a representation, warranty or covenant contained in this Agreement), and any claim existing, or action or proceeding pending by or against any of such corporations may be prosecuted or defended by the Surviving Corporation as if such merger had not taken place. Neither the rights of creditors nor any liens upon the property of any of the constituent corporations shall be impaired by the merger contemplated herein.

         2.2 FURTHER ASSURANCES. If at any time after the Effective Date, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other things are necessary, desirable or proper:

               (a) to perfect, confirm, or record or otherwise vest, in Acquisition the title to any property or rights of the constituent corporations acquired or to be acquired by reason of, or as a result of the Merger; or

               (b)  otherwise to carry out the purpose of this Agreement

then the Shareholders and Acquisition, and its officers and directors shall and will execute and deliver all such deeds, assignments and assurances in law and do all other things necessary, desirable or proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and the proper officers and directors of the constituent corporations and the Surviving Corporation are severally fully authorized in their respective names thereof or otherwise to take any and all such action.

                                   ARTICLE 3.

                                  BUSINESS PLAN

         Attached hereto as Exhibit D is the business plan (the "BUSINESS PLAN") developed and delivered by the Shareholders, outlining (i) proposed goals and objectives for the Surviving Corporation, and (ii) the means to achieve such goals and objectives. Buyer and Shareholders intend that the Surviving Corporation will implement the Business Plan in all material respects; however, Buyer and Shareholders acknowledge that the projections in the Business Plan are in no way a representation or guaranty by Shareholders or the Company as to the Surviving Corporation's actual future performance.

                                   ARTICLE 4.

         REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS AND THE COMPANY


         Each Shareholder and the Company, jointly and severally among all of them, represent and to Buyer as follows:

         4.1 ORGANIZATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois. The Company has full corporate power and authority to carry on its business as it is now being conducted and will be conducted on the Closing Date, and to own, lease and operate its assets, business and properties.

         4.2 CORPORATE ACTION. All corporate action and proceedings necessary to be taken by or on the part of the Company in connection with the transactions contemplated by this Agreement and necessary to make the same effective have been duly and validly taken, and this Agreement has been duly and validly authorized, executed and delivered by the Company and constitutes its valid and binding agreement, enforceable in accordance with and subject to its terms, except as limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and general equity principles.

         4.3 STOCK. The Company has authorized capital stock consisting solely of 100,000 shares, par value $0.00 each, of which 12,500 shares are issued and outstanding, all of which are owned beneficially and of record by Shareholders as follows: Dale Hoppensteadt, 8,750 shares, George Miller, 1,875 shares and Helmut Hoppe, 1,875 shares. There are no shares held in the treasury of the Company. The Company has no securities authorized, issued or outstanding which are convertible into or exercisable for capital stock. The Shares constitute all of the outstanding shares of capital stock of the Company, have been duly authorized and validly issued, and are fully paid and non-assessable. Each Shareholder is the lawful owner of record and beneficial owner of the Shares listed above and has full power and authority to enter into and perform this Agreement, and each Shareholder represents he owns such Shares free and clear of any security interests, pledges, mortgages, claims, liens, and encumbrances of any kind whatsoever other than any security interests, pledges, mortgages, claims, liens or other encumbrances created by action of Buyer. On the date of this Agreement, the Shareholders will cause the Company to close its stock transfer books and the Company will not prior to the Closing record the transfer of any such Shares.

         4.4 SUBSIDIARIES AND QUALIFICATION. The Company does not own or hold any interest in any partnership, proprietorship, corporation or other business entity. The Company has delivered to Buyer certified and complete copies of (a) the Articles of Incorporation of the Company and all amendments thereto, and (b) the By-laws of the Company as currently in effect. The Company is duly licensed or qualified to do business and is in good standing and authorized to do business in each state and jurisdiction in which such licensing or qualification is required, except where the failure to so qualify or be licensed to do business would not have a material adverse effect on the Company.

         4.5 FINANCIAL STATEMENTS. The Company has delivered to Buyer a copy of the reviewed balance sheet, statement of income and statement of cash flow of the Company as of and for the fiscal years ended December 31, 1997, December 31, 1998 and December 31, 1999 (collectively, the "YEAR END STATEMENTS"), together with balance sheets, statements of income and equity, and statements of cash flow of the Company as of and for the three-month period ended June 30, 2000 ("INTERIM STATEMENTS"). The Year End Statements and the Interim Statements are collectively referred to herein as the "FINANCIAL STATEMENTS".

         The Financial Statements (a) are correct and complete in accordance with the books and records regularly maintained by the Company, (b) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis, and (c) fairly present the financial condition, results of operations, changes in equity and cash flow for the respective periods covered by the Financial Statements.

         December 31, 1999 is sometimes referred to herein as the "BALANCE SHEET DATE" and the December 31, 1999 balance sheet of the Company is sometimes referred to herein as the "DECEMBER 31, 1999 BALANCE SHEET".

         4.6 AFFILIATED TRANSACTIONS. Except as described in Schedule 4.6 attached hereto, as of the date hereof, neither any Shareholder nor any Affiliate of a Shareholder (as defined below) is indebted to, or is a creditor of, or a guarantor of any obligation of or a party to any contract, agreement, license, option, commitment or other arrangement, written or oral, express or implied, with the Company. For purposes of this Agreement, an "AFFILIATE OF A SHAREHOLDER" means any employee, officer or director of a Shareholder, any spouse or family member (including in-laws) of a Shareholder, or any corporation, partnership or other entity in which a Shareholder (or spouse or family member) has any equity or ownership interest exceeding twenty percent (20%) in the aggregate.

         4.7 LICENSES. To the best knowledge of the Shareholders and the Company, all permits and licenses necessary for the operation of the Company in the ordinary course of business have been obtained and are in full force and effect, except where the failure to obtain any permit and/or license would not have a material adverse effect on the Company. No material violation exists in respect of any such license or permit. No proceeding is pending or threatened to revoke or limit any such license or permit.

         4.8 PRODUCT LIABILITY. No claims or demands have been made against the Company alleging injury to individuals or property as a result of the ownership, possession or use of any product manufactured or sold by the Company. All products sold by the Company prior to the Closing Date and all work in process produced by the Company prior to the Closing Date are and will be of good quality, merchantable and in compliance with the requirements of the respective purchase agreements under which such goods are or will be sold.

         4.9 ASSETS. The assets of the Company include (a) all assets and properties, real and personal, tangible and intangible, of every kind and description used or held for use in connection with the business and operations of the Company as a going concern, including without limitation, rights under contracts and leases, real and personal property, plant and equipment, inventories, intangibles, trademarks, copyrights and goodwill, and
(b) those assets listed Schedule 4.9 attached hereto. The assets described in
(a) and (b) are sometimes referred to herein as the "ASSETS". Except as disclosed in Schedule 4.9, all of the Assets, whether real or personal, owned or leased, are in good operating condition and repair (with the exception of normal wear and tear) and, to the best knowledge of the Company and the Shareholders, are free from defects other than such minor defects as do not interfere with the continued use thereof in conduct of normal operations. The Assets constitute all the assets, properties and rights which are required for the operation of the Company as it is presently operated.

         4.10  TITLE.

               4.10.1 Schedule 4.10.1 attached hereto contains descriptions of all of the real property included in the Assets (including improvements thereon). Except as set forth on Schedule 4.10.1, the Company has good and marketable fee title to said real property and improvements, free and clear of all mortgages, security interests, liens, charges or encumbrances of any nature whatsoever, other than Permitted Liens (defined below).

               4.10.2 Schedule 4.10.2 attached hereto describes all real property leases or subleases included in the Assets. Said leases and subleases are valid, binding and enforceable in accordance with their terms, and (i) neither the Company nor any landlord is in default thereunder, (ii) there are no offsets or defenses by either the Company or any landlord or tenant against a tenant or landlord, respectively, and (iii) the transactions contemplated by this Agreement will not affect or impair the terms, validity or enforceability of any of such leases or subleases, or require the consent of any party thereto which shall not have been obtained prior to the Closing Date.

               4.10.3 The Company owns or leases all the furniture, equipment, tangible personal property and leasehold improvements (the foregoing items being listed on Schedule 4.10.3) located in the structures referred to in Schedules
4.10.1 and 4.10.2 or otherwise included in the Assets (except those insubstantial personal effects owned by the Shareholders and the employees of the Company). All the Assets (other than assets or property sold or otherwise disposed of after December 31, 1999 as permitted by this Agreement) are either
(i) owned free and clear of all security interests, mortgages, pledges, liens, conditional sales agreements, leases, encumbrances or charges of any nature whatsoever except as set forth on Schedule 4.10.3 or (ii) subject to valid, binding and enforceable leases which are listed on Schedule 4.10.3 as to which neither party thereto is in default, there are no defenses or offsets by either party thereto against the other, and the transactions contemplated by this Agreement will not affect or impair the terms, validity or enforceability thereof or require the consent of any party thereto. Notwithstanding the foregoing, the Shareholders and employees of the Company may remove their personal effects from the Company's premises prior to the Closing; any such personal effects constituting office equipment or machinery are listed on
Schedule 4.10.3.

               4.10.4 To the best knowledge of the Shareholders and the Company, all of the aforesaid real estate, improvements, appurtenances and leasehold improvements are in compliance with all applicable material ordinances and regulations and building, zoning and other laws. The buildings, machinery and equipment of the Company are in good and serviceable condition are fit for the purposes for which they are currently being and are intended to be used.

               4.10.5 As used herein, the term "PERMITTED LIENS" means liens for taxes not yet due and payable and such imperfections of title which will not affect the marketability or the full use and enjoyment of the affected asset for its intended purposes. Any such Permitted Liens are listed on Schedule 4.10.5.

         4.11 CONTRACTS. Except for the contracts listed on Schedule 4.11 attached hereto (true and complete copies of each of such contract having previously been furnished by Shareholders to Buyer), the Company is not a party to any:

               (a) contract for the purchase of inventory, materials or supplies (except inventory, materials or supplies purchased in the ordinary course of business at market prices and in reasonable quantities) or equipment or any capital item or items involving a consideration of more than $5,000 per contract or $25,000 in the aggregate;

               (b) contract not made in the ordinary and usual course of business;

               (c) contracts with customers (except for purchase orders placed by customers in the ordinary course of business);

               (d) contract with any labor union or other labor organization;

               (e) employment, bonus, pension, profit-sharing, retirement, severance, stock purchase, hospitalization, life, accident or medical insurance, or other plans or agreements providing employee benefits of any kind for any of the employees of the Company;

               (f) any agreement for the employment of any individual on a full-time, part-time, consulting or other basis;

               (g) any contract with any employee, officer, director or Shareholder of the Company relating to the present or future compensation or other benefits available to such person, any transaction between such person and the Company or otherwise;

               (h) any contract pursuant to which the Company made or will make loans or has or will have incurred debts or become a guarantor or surety or pledged its credit on or otherwise become responsible with respect to any undertaking of another;

               (i) licenses or franchises relating to the business of the Company;

               (j) lease of personal property to or from any person which (i) has a term, including renewal options exercisable by any other party thereto, ending more than 30 days after the date of this Agreement or (ii) provides for rent in excess of $5,000 during any 12 month period;

               (k) distributor or sales agency or advertising contract which is not terminable by the Company without penalty upon notice of 30 days or less;

               (l) contract continuing over a period of more than 30 days from the date hereof for the sale or purchase of goods or services;

               (m) contract not terminable by the Company without penalty within 30 days from the date of this Agreement;

               (n) contract terminable by any other party besides the Company;

               (o) any contract of any nature which involves an unperformed commitment in excess of, or goods or services having a value in excess of, $5,000 individually or $25,000 in the aggregate (excluding any contracts covered by any other subsection of this Section 4.11);

               (p) any contract regarding any lien, pledge, security interest or other encumbrance upon any Assets;

               (q) any contract involving any restrictions relating to the Company or its business with respect to (i) the geographical area of operations, scope or type of business of the Company or (ii) confidentiality; or

               (r) any other contract, either written or oral.

         The Company has performed all obligations required to be performed, and is not in default, under any contract to which it is a party or by which it or its property is bound. As of the Closing Date the Company shall have performed all obligations and shall not be in default under any such contract and under any contract entered into between the date of this Agreement and the Closing Date.

         As used in this Agreement, "CONTRACT" means any contract, lease, agreement, arrangement, commitment or understanding, written or oral, expressed or implied.

         4.12  LITIGATION AND COMPLIANCE WITH LAW. Except as set forth on
Schedule 4.12 attached hereto, there are no actions, suits or proceedings pending or, to the best knowledge of the Company and the Shareholders, threatened relating to the Company or the Shareholders, before or by any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign. The Company is in compliance with all applicable laws, statutes, regulations, orders, writs, injunctions and decrees of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and any applicable arbitration decisions, relating to the Company. Shareholders' have no knowledge of any basis for any claim for compensation or damage or other relief against the Company from any violation of the foregoing except as set forth on Schedule 4.12. All such notices regarding alleged non-compliance and orders, writs, injunctions, decrees and arbitration decisions are listed on Schedule 4.12 and copies of such notices, orders, writs, injunctions, decrees and arbitration decisions have been delivered to Buyer.

         4.13 NO DEFAULTS. Neither the execution and delivery by Shareholders and the Company of this Agreement nor the consummation by Shareholders and the Company of the transactions contemplated hereby is an event which, of itself or with the giving of notice or the passage of time or both, constitutes a violation of or will conflict with or result in breach of or any default under the terms, conditions or provisions of any judgment, law or regulation to which Shareholders or the Company are subject, or of the Company's Articles of Incorporation or By-Laws, or of any agreement or instrument to which the Company or the Shareholders are a party or by which any are bound, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever on any of the Assets or on the Shares or result in the acceleration of the due date of any obligation of the Company or any Shareholder or have a material adverse effect on the business of the Company, except as disclosed in
Schedule 4.13 attached hereto.

         4.14 CHANGES. Except as shown on Schedule 4.14 attached hereto, since the Balance Sheet Date, the Company has not:

               (a) mortgaged, pledged or subjected to lien or any other encumbrance, any of the Assets;

               (b) sold or transferred any of the Assets (except for sales from inventory in the ordinary course of business) without replacement thereof with an asset of equivalent kind, condition and value;

               (c) increased the compensation or benefits payable or to become payable to the Company's directors, officers, employees or agents, except for regularly scheduled normal increases consistent with historical practices to those employees whose annual base compensation is $30,000 or less;

               (d) suffered any damage, destruction or loss (whether or not covered by insurance) or the acquisition or taking of property by any governmental authority;

               (e) experienced any strike, slow-down, picketing, lock-out or other work stoppage;

               (f) issued, sold, purchased or redeemed, or agreed to issue, sell, purchase or redeem, any of the Company's capital stock or security convertible into the Company's capital stock or any other stock, bond, right, option or other security of the Company, or entered into any transaction other than in the ordinary course of business;

               (g) borrowed any money;

               (h) modified any contract nor has there been any acceleration, termination, cancellation or adverse modification to any contract by which the Company is bound;

               (i) paid or declared any dividend, or made any other payment or distribution with respect to any of the Shares; or

               (j) entered in any transaction, other than contemplated by this Agreement, not in the ordinary course of business consistent with past practices.

         4.15  ENVIRONMENTAL WARRANTIES.

               4.15.1 The Company has provided Buyer prior to the date hereof:
(i) all environmental audits, assessments or occupational health studies and all analyses of any groundwater, soil, air or asbestos samples taken from any facility owned or occupied by the Company undertaken by, or at the direction of, the Company or any of its employees or counsel, or any governmental agency (collectively, the "ENVIRONMENTAL AUDITS"); (ii) all written communications between the Company and any environmental agencies regarding property owned or used by the

Company; and (iii) all Occupational Safety and Health Administration claims made against the Company. In addition, Buyer has obtained that certain Phase I Environmental Assessment Report dated May 19, 2000, created by STS Consultants Limited for the benefit of Buyer, regarding the real property leased by the Company at 2820 S. 19th Avenue, Broadview, Illinois (the "PHASE I").

               4.15.2 All action, work and other steps recommended to be taken pursuant to the Environmental Audits, if any, have been taken. The Company has provided Buyer with copies of all certificates and other documents necessary to verify that all such action, work and steps recommended to be taken under the Environmental Audits have been taken.

               4.15.3 Other than as disclosed in the Environmental Audits and the Phase I, no Hazardous Materials (as hereinafter defined), friable asbestos or friable asbestos containing materials ("ACMs") are, or have been located in or about any real property owned or leased by the Company, into the environment, or discharged, treated, managed, recycled, placed or disposed of by the Company or anyone else, at, on or under any real property owned or leased by the Company, and no Hazardous Materials or ACMs formerly located on the real property owned or leased by the Company have been disposed of at any off-site waste disposal.

               4.15.4 Other than as disclosed in the Environmental Audits and the Phase I, no portion of any real properties owned or leased at any time by the Company is being used, has been used, for the disposal, storage, recycling, treatment, processing or other handling of Hazardous Materials.

               4.15.5 Other than as disclosed in the Environmental Audits and the Phase I, no above ground or underground storage tanks are located on or under any real properties currently or previously owned or leased by the Company.

               4.15.6 Other than as disclosed in the Environmental Audits and the Phase I, the Company has not disposed of any substance (other than human sewage) into any plumbing or septic tank.

               4.15.7 Other than as disclosed in the Environmental Audits and the Phase I, the Company is operating in compliance in all material respects with all applicable Environmental Laws (as hereinafter defined).

               4.15.8 Other than as disclosed in the Environmental Audits and the Phase I, no investigation, administrative order or notice, consent, order and agreement, litigation, settlement or environmental claim or lien with respect to Hazardous Materials or ACMs is proposed, threatened or in existence with respect to any real properties now or previously owned or leased by the Company or with respect to any off-site waste disposal to which waste relating to the operations of the Company has been taken.

               4.15.9 Other than as disclosed in the Environmental Audits and the Phase I, the Company has not received any summons, citation or written notice from any person, entity or governmental agency whatsoever concerning any violation or alleged violation of Environmental Laws or the Storage, dumping or discharge of any Hazardous Materials or ACMs arising out of or with respect to any real properties now or previously owned or leased by the Company.

               4.15.10 The term "ENVIRONMENTAL LAWS" shall mean the Federal Clean Air Act, Federal Water Pollution Control Act, Resource Conservation and Recovery Act, Solid Waste Disposal Act, Toxic Substance Control Act and Comprehensive Environmental Response, Compensation and Liability Act, and any other federal, state or local laws, regulations or other requirements regulating or otherwise concerning Hazardous Materials or the environment. The term

"HAZARDOUS MATERIAL(S)" shall mean any hazardous, toxic or dangerous substance, pollutant, contaminant, waste or other material regulated under Environmental Laws; ACMs; oil and petroleum products and natural gas, natural gas liquids, liquified natural gas, and synthetic gas usable for fuel; chemicals subject to the OSHA Hazard Communication Standard; and industrial process and pollution control wastes whether or not hazardous within the meaning of the Federal Resource Conversation and Recovery Act.

         4.16 BROKERS. Shareholders and the Company represent that there is no broker or finder or similar person who would have any valid claim against the Company or any party to this Agreement for a fee, commission or brokerage in connection with this Agreement or the transactions contemplated hereby as a result of any agreement, understanding or action by Shareholders or the Company.

         4.17 EMPLOYEE RELATIONS. Except as shown on Schedule 4.17 attached hereto, there are no labor disputes, grievances, notices or other proceedings pending or, to the best knowledge of the Company and the Shareholders, threatened, nor does a basis exist for any such dispute or grievance between the Company on the one hand, and any employee of the Company, on the other hand, and there are no collective bargaining units representing any of the employees of the Company.

         4.18 EMPLOYEES; DIRECTORS; OFFICERS. Schedule 4.18 attached hereto lists all employees of the Company and their respective titles, salaries and benefits. Schedule 4.18 also lists all directors and officers of the Company.

         4.19 BANKS, POWERS OF ATTORNEY. Schedule 4.19 attached hereto is a correct and complete list setting forth the name of each bank in which the Company has an account or safe deposit box, the name of each person authorized to draw thereon or to have access thereto, and the name of each person holding a power of attorney from the Company.

         4.20 INSURANCE. Schedule 4.20 attached hereto is a list and brief description of all policies of insurance (showing the name of carrier and type of insurance) held by or on behalf of the Company. The Company has its buildings, plants, properties and operations, including but not limited to machinery, equipment and inventories, adequately insured against loss or damage by fire and all other hazards and risks of the character usually insured against by persons operating similar properties in the localities where such properties are located (including personal liability and business interruption insurance insuring all contracts whether or not the Company has begun work pursuant to such contracts) under valid and enforceable policies issued by insurers of recognized responsibility. Such insurance coverage will be continued in full force and effect through the Closing Date. The Company has not been refused any insurance by an insurance carrier to which it has applied for insurance during the past three years. The Company is in compliance with all applicable requirements of its insurance carriers.

         4.21 INDEBTEDNESS. Schedule 4.21 attached hereto is a correct and complete list of all instruments, agreements or arrangements pursuant to which the Company has borrowed any money, incurred any indebtedness or established any line of credit or letter of credit which is currently outstanding and which represents a liability or potential liability of the Company. True and complete copies of all such written instruments, agreements or arrangements have previously been delivered to Buyer.

         4.22 OPTIONS, ETC. There is no outstanding right, subscription, warrant, call, preemptive right, option or other agreement of any kind to purchase or otherwise to receive from the Company any shares of the capital stock or any other security of the Company and there is not outstanding security of any kind convertible into such capital stock.

         4.23 PATENTS, TRADEMARKS, ETC. Schedule 4.23 attached hereto sets forth a correct and complete list of all copyrights, patents, trademarks, trade names, service marks, processes, inventions, and formulae applied for, issued to or owned by the Company, or under which the Company or Shareholders are licensed or franchised or which the Company or Shareholders license to others, all of which are valid, in good standing and uncontested and all of which are included in the Assets. The Company possesses all copyrights, patents, inventions, formulae, processes (secret or otherwise), trademarks, trade names and service marks necessary to conduct the Company's business as presently conducted. The Company has not received any notice with respect to any alleged infringement or unlawful use of any copyright, patent, trademark, trade name, service mark, process, invention or formula or other intangible property right owned by others. Except as disclosed on Schedule 4.23 attached hereto, no shareholder, director, officer or employee of the Company has any interest in any such copyright, patent, trade name, trademark, service mark, process, invention or formula. The Company has not granted any outstanding licenses or other rights to any copyright, patent, invention, formula, process, trademark, trade name or service mark listed on Schedule 4.23. The United States Letters Patent number for the EEW Kit Patent (as defined herein) is 5,933,319. The owners of the EEW Kit Patent are Intel Corporation and Switchboard. The "EEW KIT PATENT" shall mean that certain device, presently used by the Company, which allows work on an electrical distribution panel without shutting off the power to panel. Other than the rights owned by Intel Corporation pursuant to that certain Ownership Agreement dated December 11, 1997, neither Mr.

Hoppensteadt nor Switchboard have granted or licensed any ownership rights or rights to use the EEW Kit to any other party.

         4.24 ACCOUNTS PAYABLE. Except for liabilities contested in the normal course of business, the Company was current on all accounts payable reflected on the June 30, 2000 Balance Sheet and will be current on all accounts payable included on the Closing Date. For purposes of this Section, "CURRENT" shall mean that no such payable has been or will have been outstanding after the due date of the invoice, or after any due date extended by the Company for a customary period of time in the ordinary course of business.

         4.25 ACCOUNTS RECEIVABLE. The accounts receivable and unbilled work in process of the Company, as of the date hereof, are listed on Schedule 4.25 hereto and as reflected on the most recent balance sheet delivered to Buyer, are actual and bona fide accounts receivable and unbilled work in process which arose in the ordinary and usual course of the business, represent valid obligations due to the Company, and, to the best knowledge of the Company and the Shareholders, are not subject to defenses or set-off claims, except to the extent reflected in the allowance for doubtful accounts on the Balance Sheet.

         4.26 INVENTORY. Except as disclosed on Schedule 4.26 attached hereto, no inventory is held by the Company on consignment from any other person or entity or is held by any other person or entity on consignment for the Company. The Inventory held by the Company is usable or saleable in the ordinary course of business except for obsolete inventory not reflected on the Company's Financial Statements. The finished goods included in inventory comply in all material respects with the Company's specifications therefor. All raw materials and work in process included in inventory are items which are used in making the finished goods of the Company's business.

         4.27 LIABILITIES. All liabilities, absolute or contingent, of the Company incurred subsequent to the Balance Sheet Date have been or will have been incurred only in the ordinary course of business and with the consent of the Company. The Company has not incurred any liabilities since the Balance Sheet Date, without the prior written consent of Buyer, which individually are in excess of $10,000, or which in the aggregate are in excess of $50,000 (except for the purchase of inventory, materials and/or supplies, or the sale of products to customers, in the ordinary course of business, and except for the payment by the Company of the reasonable fees and expenses of the Shareholders incurred in connection with the negotiation and consummation of this Agreement).

         4.28 TAXES. All federal, state, county, local and foreign tax returns, reports and declarations of estimated tax or estimated tax deposit forms required to be filed by the Company have been duly filed, or are being contested in good faith pursuant to appropriate proceedings. The Company has paid all taxes which have become due and has paid all installments of estimated taxes due, except to the extent any such taxes are being contested in good faith pursuant to appropriate proceedings. All taxes and other assessments and levies which the Company is required by law to withhold or to collect have been duly withheld and collected, and have been paid over to the proper governmental authorities or are held by the Company in separate bank accounts for such payment, or are being contested in good faith pursuant to appropriate proceedings. All tax disputes or contests are described on Schedule 4.28 hereto. The Company has adequate reserves on the Balance Sheet for the payment of all taxes of any kind, whether disputed or not, and whether accrued, due, absolute, contingent or otherwise, which were or which may be payable by the Company for any periods or fiscal years prior to and including the Effective Date, including all taxes imposed before or after the

Effective Date which are attributable to any such period or fiscal year. Except as disclosed on Schedule 4.28 attached hereto, where such returns and reports have not been audited and either approved or settled, there has not been any waiver or extension of any applicable statute of limitations, and the Company has not received any notice of deficiency or adjustment, and complete copies of such returns or reports have been furnished to Buyer. Any disputes or contests by the Company regarding taxes will not have a material adverse effect on the Company, and the Company shall indemnify and hold Buyer harmless from any loss, cost or expense, including without limitation, any penalties or fines, incurred by the Company on account of any such dispute or contest.

         4.29 EMPLOYEE PLANS. The Company has no pension plans or employee welfare benefit plans (as such terms are defined in the Employment Retirement Income Security Act of 1974, as amended).

         4.30 NO OFFERS OF EMPLOYMENT. Prior to the Closing Date and within two years after the Closing Date or within two years after the termination of this Agreement, as the case may be, neither the Shareholders nor the Company will offer employment or employ any person employed by the Buyer, except for employment by the Company if the Closing occurs, as set forth herein, or as agreed in writing by the parties.

         4.31 NO SOLICITATION OF BUSINESS; USE OF INFORMATION. If for any reason the transactions contemplated in this Agreement are not consummated, Shareholders and the Company agree that for a period of two (2) years after this Agreement is terminated, neither the Shareholders nor the Company shall (i) solicit business from any customer of the Buyer, excluding customers which had been or are customers of the Company as of March 23, 2000 or whose business had been solicited by the Company as of March 23, 2000 or (ii) use any information obtained during the negotiation or attempted consummation of the transactions contemplated herein for any purpose.

         4.32 CONTRACTS. All current contracts entered into by the Company for the furnishing of goods or services provide for the receipt of payment at such amounts as are consistent with past practice.

         4.33 MISCELLANEOUS. No representation or warranty made by Shareholders or the Company in this Agreement, and no statement made in any certificate, document, exhibit or schedule expressly required to be furnished hereunder, contains or will contain any untrue statement of a fact or omits or will omit to state any fact necessary to make such representation or warranty or statement, in light of the circumstances under which such representation, warranty or statement was made, not misleading to a prospective purchaser of all of the stock of the Company.

                                   ARTICLE 5.

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Shareholders as follows:

         5.1 INCORPORATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has full corporate power and authority to carry on its business as it is now being conducted and will be conducted on the Closing Date, and to own, lease and operate its assets, business and properties.

         5.2 NO DEFAULTS; COMPLIANCE WITH LAW. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby is an event which, of itself or with the giving of notice or the passage of time or both, constitutes a violation of or will conflict with or result in a breach of or default under the terms, conditions or provisions of any judgment, law or regulation to which Buyer is subject, or Buyer's Articles of Incorporation or by-laws, or any agreement or instrument to which Buyer is a party or by which it is bound. Buyer is in compliance with all applicable laws, statutes, regulations, orders, writs, injunctions and decrees of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and any applicable arbitration decisions, relating to Buyer.

         5.3 CORPORATE ACTION. All corporate actions and proceedings necessary to be taken by or on the part of Buyer in connection with the transactions contemplated by this Agreement and necessary to make the same effective have been duly and validly taken, and this Agreement has been duly and validly authorized, executed and delivered by Buyer and constitutes its valid and binding agreement, enforceable in accordance with and subject to its terms, except as limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and general equitable principles.

         5.4 BROKERS. There is no broker or finder or similar person who would have any valid claim against Shareholders for a fee, commission or brokerage in connection with this Agreement or the transactions contemplated hereby as a result of any agreement, understanding or action by Buyer, and Buyer will indemnify the Company and the Shareholders against any such fee, commission or brokerage incurred by Buyer.

         5.5 CAPITAL STRUCTURE. Buyer currently has 30 million shares of common stock authorized and 5 million shares of preferred stock authorized. As of the date hereof, 28.5 million shares of common stock of the Buyer are issued and outstanding and 0 shares of preferred stock are issued and outstanding, and all such issued and outstanding shares of common stock have been duly authorized and are fully paid and non-assessable.

         5.6 NASDAQ APPLICATION. Buyer has, as of the date hereof, filed an application to the National Association of Securities Dealers for listing of the Common Stock on the National Association of Securities Dealers Automatic Quotation System ("NASDAQ"). Buyer has used its best efforts to file a complete and accurate application for listing on NASDAQ, but Buyer makes no representation as to the likelihood of such application being approved.

                                   ARTICLE 6.

       COVENANTS OF SHAREHOLDERS AND THE COMPANY PENDING THE CLOSING DATE

         Shareholders and the Company covenant and agree that from the date hereof through and including the Closing Date:

         6.1 SHAREHOLDER APPROVAL. Each Shareholder hereby agrees to vote in favor of the transactions contemplated by this Agreement and will not exercise any rights under Article 11 of the Illinois Business Corporation Act.

         6.2   FULL ACCESS AND FINANCIALS.

               6.2.1 Buyer and its authorized representatives will have full access during normal business hours, upon reasonable notice to the Company, to all (i) properties, books, records, contracts and documents of the Company or relating to the Company's current and former employees, customers and suppliers and (ii) shall be allowed to inspect and cause tests to be made of the Assets and facilities of the Company through the Closing Date. Shareholders and the Company will make available to Buyer and such authorized representatives all information with respect to the affairs and business of the Company as Buyer may reasonably request. Nothing contained in this Section, nor the exercise by Buyer of its rights hereunder, will relieve Shareholders or the Company from or limit any liability which may arise out of any breach of any representation, warranty, covenant or agreement contained in this Agreement. In the event Buyer is not satisfied with the results of its inspection and due diligence pursuant to this Section, Buyer may terminate this Agreement without any liability whatsoever to Shareholders or the Company and shall be relieved of its obligations hereunder, other than Buyer's obligations pursuant to Section 7.3

               6.2.2 Shareholders, within 5 days after completion thereof, will provide Buyer with copies of internally prepared balance sheets and operating statements related to the Company for each monthly accounting period between the date of this Agreement and the Closing Date.

         6.3 CONDUCT OF BUSINESS. The Company will carry on its business, in the ordinary course and in the same manner as such business has been carried on heretofore, and will (i) use its best efforts to do all things necessary to preserve the assets and properties of the Company, (ii) maintain and keep the tangible properties included in the Assets in good repair, working order and condition, and from time to time make all needful and proper repairs, renewals and replacements and (iii) perform on a timely basis all lawful obligations to be performed by either of them pursuant to the terms of each agreement, contract, undertaking or commitment by which either of them is bound.

         6.4 OTHER ACTION. Without the prior written consent of Buyer, neither Shareholders, nor the Company will:

               6.4.1 Issue, sell, purchase or redeem, or grant options to purchase or otherwise agree to sell, purchase or redeem, any shares of capital stock or any other securities of the Company;

               6.4.2 Amend the Company's articles of incorporation or by-laws;

               6.4.3 Prepay any liability for borrowed money;

               6.4.4 Enter into any new line or type of business;

               6.4.5 Pay any obligation or liability, except to pay, when due, obligations or liabilities reflected in the June 30, 2000 Balance Sheets or incurred since June 30, 2000 in the ordinary course of business;

               6.4.6 Enter into or modify any contract or lease described in or of the type described in Sections 4.10 and 4.11 hereof;

               6.4.7 Pay any bonus to or increase the compensation payable to or any other benefits of any employee of the Company except as required by collective bargaining agreements previously disclosed to Buyer;

               6.4.8 Distribute any dividend to any Shareholder;

               6.4.9 Enter into any contract or commitment, incur any liability, absolute or contingent, waive any right or enter into any other transaction, not
(i) in the ordinary course of business and of the scope and magnitude heretofore entered into, and/or (ii) in an amount greater than $5,000 individually or $25,000 in the aggregate (except inventory, materials or supplies purchased in the ordinary course of business at market prices and in reasonable quantities, or the sale of products to customers, in the ordinary course of business);

               6.4.10 modify any material contract, except in the ordinary course of business;

               6.4.11 Sell (except for sales from inventory in the ordinary course of business), transfer, mortgage, pledge or subject any of the Assets to any lien or encumbrance;

               6.4.12 enter into any transaction not in the ordinary course of business; or

               6.4.13 Take any action after the date hereof, the reasonably foreseeable result of which would be to cause any representation or warranty contained in this Agreement to be or become inaccurate.

         6.5 ORGANIZATION, GOOD WILL. The Company and Shareholders will preserve the Company's business organizations intact, will retain their present key employees, and will use their best efforts to preserve the good will of their suppliers, customers and others having business relations with them. For purposes of this Section "KEY EMPLOYEES" shall mean Phil Johnson, Jim Manhart and Kevin Hoppensteadt.

         6.6 CONSENTS TO LEASES, CONTRACTS. With respect to all leases, licenses and other contracts and instruments which require the consent of another party by reason of the transactions provided for herein or related hereto, at no cost to Buyer, Shareholders and the Company will use their best efforts to obtain or cause to be obtained such consent, without thereby affecting or impairing the terms or the validity or enforceability thereof.
Schedule 6.6 sets forth all leases, licenses and other contracts and instruments which require the consent of another party by reason of the transactions provided for herein or related hereto.

         6.7 REPRESENTATIONS AND WARRANTIES. The Company and the Shareholders shall give detailed written notice to Buyer promptly upon the occurrence of or becoming aware of: (a) the impending or threatened occurrence of any event which would cause, or would have caused had such event occurred or been known to Shareholders prior to the date hereof, of any of the Shareholders' or the Company's representations or warranties contained in this Agreement to be untrue or be contravened, (b) any adverse development in the condition (financial or otherwise) or operations of the Company or (c) the failure of any condition precedent to the transactions contemplated herein.

         6.8 NOTICE OF PROCEEDINGS. Shareholders will promptly notify Buyer in writing upon becoming aware of any order or decree or any complaint (or threat thereof) praying for an order or decree restraining or enjoining the consummation of this Agreement or the transactions contemplated hereunder, or upon receiving any notice from any person, firm or corporation or any governmental department, court, agency or commission of his or its intention to institute an investigation into, or institute a suit or proceeding to restrain or enjoin the consummation of, this Agreement or such transactions, or to nullify or render ineffective this Agreement or such transactions if consummated.

         6.9 NOTICE OF REFUSAL TO PATRONIZE OR SUPPLY. Neither Shareholders nor the Company are aware or have knowledge that any of the Company's customers or suppliers will refuse to patronize or supply, or do not intend to patronize or supply, Acquisition or any affiliate of Buyer, if such refusal or refusals, independently or in the aggregate, would be likely to have a material adverse effect on the Company.

         6.10 CORPORATE ACTION. To the extent within their control, Shareholders and the Company will take all necessary corporate and other action required to carry out the transactions contemplated by this Agreement.

         6.11 UPDATED SCHEDULES. On the Closing Date, Shareholders and the Company will furnish Buyer with revised schedules as may be necessary to make accurate and current as of the Closing Date each of the Schedules referred to in this Agreement; provided, however, that if such revisions have a material adverse effect on the Company or the Surviving Corporation, either individually or in the aggregate, then the parties hereto shall agree upon an appropriate reduction in the amount of Electric City Stock to be delivered to the Shareholders hereunder; further provided, however, if the parties do not reach such agreement Buyer and Acquisition may terminate this Agreement without any liability or obligation of them to the Shareholders or the Company.

                                   ARTICLE 7.

                   COVENANTS OF BUYER PENDING THE CLOSING DATE

         Buyer covenants and agrees that from the date hereof through and including the Closing Date:

         7.1 REPRESENTATIONS AND WARRANTIES. Buyer shall give detailed written notice to Shareholders promptly upon the occurrence of or becoming aware of the impending or threatened occurrence of any event which would cause, or would have caused had such event occurred or been known to Buyer prior to the date hereof, any of the representations and warranties of Buyer contained in this Agreement to become untrue or be violated.

         7.2 NO OFFERS OF EMPLOYMENT. Prior to the Closing Date and within two years after the Closing Date or within two years after the termination of this Agreement, as the case may be, Buyer will not offer employment or employ any person employed by the Company, except for employment by Buyer if the Closing occurs, as set forth herein, or as agreed to in writing by the parties.

         7.3 NO SOLICITATION OF BUSINESS; USE OF INFORMATION. If for any reason the transactions contemplated in this Agreement are not consummated, Buyer agrees that for a period of two (2) years after this Agreement is terminated, Buyer shall not (i) solicit business from any customer of the Company identified by Buyer as a result of its inspection pursuant to Section
6.2.1 hereof, excluding customers which had been or are customers of Buyer as of March 23, 2000 or whose business had been solicited by Buyer as of March 23, 2000 or (ii) use any information obtained during its inspection pursuant to
Section 6.2.1 hereof to the disadvantage of the Company or Shareholders.

         7.4 NOTICE OF PROCEEDINGS. Buyer will promptly notify Shareholders in writing upon becoming aware of any order or decree or any complaint (or threat thereof) praying for an order or decree restraining or enjoining the consummation of this Agreement or the transactions contemplated hereunder, or upon receiving any notice from any person, firm or corporation or any governmental department, court, agency or commission of his or its intention to institute an investigation into, or institute a suit or proceeding to restrain or enjoin the consummation of this Agreement or such transactions, or to nullify or render ineffective this Agreement or such transactions if consummated.

         7.5 CORPORATE ACTION. To the extent within its reasonable control and subject to the provisions of this Agreement, Buyer will take all necessary corporate and other action required to carry out the transactions contemplated by this Agreement, and will use its reasonable efforts to do all things necessary to ensure that Buyer's representations and warranties will be true and accurate at and as of the Closing Date.

                                   ARTICLE 8.

                  CONDITIONS TO THE OBLIGATIONS OF SHAREHOLDERS

         The obligations of Shareholders under this Agreement are, at their option, subject to the fulfillment of the following conditions prior to or at the Closing Date:

         8.1   REPRESENTATIONS, WARRANTIES, COVENANTS.

               8.1.1 Each of the representations and warranties of Buyer set forth in this Agreement or in any certificate, document, exhibit or schedule expressly required to be furnished by it hereunder shall have been true and accurate in all material respects as of the date when made, shall be deemed to be made again on and as of the Closing Date and shall then be true and accurate in all material respects;

               8.1.2 Buyer shall have performed and complied with each and every material covenant and agreement required by this Agreement to be performed or complied with by it prior to or at the Closing Date, other than the delivery by Buyer of the Electric City Stock; and

               8.1.3 Buyer shall have delivered to Shareholders a certificate of an officer of Buyer, dated the Closing Date, certifying to the fulfillment of the conditions set forth in Sections 8.1.1 and 8.1.2.

               8.1.4 Buyer and Mr. Hoppensteadt shall have entered into an employment and option agreement in substantially the same form as Exhibit E attached hereto. Buyer shall guarantee the payments due and payable Mr. Hoppensteadt under such employment agreement in the event Acquisition dissolves or is sold or transferred to a person or entity that is less creditworthy than is Buyer as of the date hereof.

               8.1.5 There shall be no litigation pending or threatened (nor shall any basis exist for any such litigation) against or involving Buyer or Acquisition or their business, assets or facilities, or against or involving Buyer or Acquisition, which has, or if decided adversely to Buyer or Acquisition would be likely to have, a material adverse effect, either individually or in the aggregate, on the financial condition, business, assets, facilities, properties or prospects of Buyer's or Acquisition's business, or upon the ability of Buyer or Acquisition to conclude the transactions contemplated in this Agreement.

         8.2 OPINION OF COUNSEL. Shareholder shall have received an opinion of Schwartz, Cooper, Greenberger & Krauss, Chtd., counsel to Buyer, dated the Closing Date, in the form attached to this Agreement as Exhibit F.

                                   ARTICLE 9.

                     CONDITIONS TO THE OBLIGATIONS OF BUYER

         The obligations of Buyer under this Agreement are, at its option, subject to the fulfillment of the following conditions prior to or at the Closing Date:

         9.1   REPRESENTATIONS, WARRANTIES, COVENANTS.

               9.1.1 Each of the representations and warranties of Shareholders and the Company set forth in this Agreement or in any certificate, document, exhibit or schedule expressly required to be furnished by it hereunder shall have been true and accurate in all material respects as of the date when made, shall be deemed to be made again on and as of the Closing Date and shall then be true and accurate in all material respects;

               9.1.2 Shareholders and the Company shall have performed and complied with each and every material covenant and agreement required by this Agreement to be performed or complied with by them prior to or at the Closing Date;

               9.1.3 Shareholders shall have delivered to Buyer certificates of the Chief Executive Officer and the Chief Financial Officer of the Company, dated the Closing Date, certifying to the fulfillment of the conditions set forth in Sections 9.1.1 and 9.1.2;

               9.1.4 Acquisition shall, concurrently with the consummation of the transactions contemplated herein, be assigned Switchboards's interest as tenant under the lease for the real estate commonly known as 2820 South 19th Ave, Broadview, Illinois (the "REAL ESTATE"), which Real Estate is currently used by the Company in its business. Furthermore, concurrently with the consummation of the transactions contemplated herein, Buyer shall enter into a contract to acquire the Real Estate and the improvements thereon, which acquisition shall be consummated January 2, 2001. Such acquisition shall be on terms satisfactory to Buyer and owner of the Real Estate.

               9.1.5 Prior to the Closing, Buyer shall have made arrangements satisfactory to it for employment of those employees of the Company whom the Buyer desires to employ. Furthermore, Buyer and Mr. Hoppensteadt shall have entered into an employment and option agreement in substantially the form of Exhibit E attached hereto.

               9.1.6 INTENTIONALLY OMITTED.

               9.1.7 There shall be no litigation pending or threatened (nor shall any basis exist for any such litigation) against or involving the Company or its business, assets or facilities, or against or involving any Shareholder, which has, or if decided adversely to the Company or Shareholders would be likely to have, a material adverse effect, either individually or in the aggregate, on the financial condition, business, assets, facilities, properties or prospects of the Company's business, or upon the ability of Shareholders to conclude the transactions contemplated in this Agreement.

               9.1.8 The aggregate liability of the Company for borrowed money (excluding working capital loans under the Company's existing facility with Oxford Bank) and under capital leases will not exceed $455,000.

               9.1.9 The Company will have a net worth of not less than $440,000 determined in accordance with generally accepted accounting principles, consistently applied.

         9.2   PROCEEDINGS. No action or proceeding not disclosed on
Schedule 4.12 shall have been instituted and be pending or be threatened against Shareholders or the Company which reasonably could be expected to have an adverse effect on the business of the Company following the Closing Date.

         9.3   NON-COMPETITION AGREEMENTS. Each of the individuals listed on
Schedule 9.3 attached hereto will at Closing enter into a non-competition agreement in the form of Exhibit G attached hereto.

         9.4 CONSENTS TO LEASES, CONTRACTS. Acquisition shall have obtained consents to the transfer of the leases, licenses, contracts and instruments set forth on Schedule 6.6 or such other arrangements shall have been made so that Acquisition shall obtain the benefits of such leases, licenses, contracts and instruments.

         9.5 OPINION OF COUNSEL. Buyer shall have received an opinion of Schwartz and Freeman, attorneys for the Shareholders and the Company, dated the Closing Date, in the form attached to this Agreement as Exhibit H.

                                   ARTICLE 10.

                                   TERMINATION

         10.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date by delivering notice to the respective parties of such termination. This Agreement may only be terminated upon the happening of the following :

               (a) by unanimous consent of the Company, Buyer and Acquisition;

               (b) by Buyer and Acquisition if any condition in Article 9 is not satisfied prior to or on the Closing Date;

               (c) by Buyer and Acquisition if the revised schedules, if any, delivered pursuant to Section 6.11 contain a revision which may have an adverse effect on the Company or the

Surviving Corporation and the parties hereto do not agree to a reduction in the amount of Electric City Stock to be delivered to the Shareholders.

                  (d) by the Company if any condition if Article 8 is not satisfied.

         10.2 EFFECT OF TERMINATION. If this Agreement is terminated pursuant to Section 10.1 no party hereto shall have any liability or further obligation to any other party to this Agreement except that any termination shall be without prejudice to the rights of any party hereto arising out of a breach by the other party of any covenant or agreement contained in this Agreement.

                                   ARTICLE 11.

                                 INDEMNIFICATION

         11.1 SURVIVAL. The several representations, warranties, covenants and agreements of the parties made pursuant to this Agreement shall be deemed to be made on and as of the date of this Agreement and on and as of the Closing Date, shall survive the Closing Date and shall not expire until February 28, 2002.

         11.2 INDEMNIFICATION OF BUYER. Each Shareholder and the Company jointly and severally agrees that they shall indemnify and hold Buyer, its officers, directors, shareholders, employees, attorneys, accountants and agents (each, an "INDEMNIFIED PARTY") harmless from and against any and all damages, claims, losses, expenses, costs, obligations, and liabilities including, without limiting the generality of the foregoing, liabilities for reasonable attorneys' fees ("LOSS AND EXPENSE"), incurred or suffered by an Indemnified Party arising out of, relating to or resulting from any of the following: (a) any breach of or any inaccuracy in any representation or warranty made by the Shareholders or the Company pursuant to this Agreement; (b) any breach of or failure by Shareholders or the Company to perform any covenant or obligation of the Shareholders or the

Company set forth in or contemplated by this Agreement; (c) any warranty or other claim pertaining to products produced or service performed by the Company (including predecessor companies) on or before the Closing Date; (d) the use, operation or ownership of any of the assets of the Company or the business or operation of the business of the Company on or prior to the Closing Date; (e) the laws, statutes and regulations referred to in Section 4.12 or any failure to comply therewith; (f) any litigation, pending suit, claim, proceeding or cause of action, including, without limitation, those lawsuits listed on Schedule 4.12, and including, without limitation, any claim, cause of action, lawsuit or proceeding related thereto or arising therefrom or from the same circumstances or set of facts as those underlying lawsuits listed on Schedule 4.12, whether now or existing or hereafter brought, (g) any claims by or liabilities with respect to any employee of the Company regarding his or her employment or termination of employment by the Company on or prior to the Closing Date, including, but not limited to, any and all group insurance claims, worker's compensation claims or liabilities arising out of any accidents illness or other events which occurred on or prior to the Closing Date, (h) accounts receivable which were not entered into in the ordinary course of business; (i) product liability claims for products, to the extent such products were at least partially manufactured prior to the Closing Date; (j) any violations of applicable ordinances and regulations and building, zoning and other laws regarding any real estate, improvements, appurtenances and leasehold improvements referred to in Section 4.10; and (k) any taxes, fines, penalties or other costs or expenses which are required to be paid as per the Illinois Department of Revenue or Illinois Department of Employment Security in connection with the bulk sales filings to be filed at Closing.

         11.3  NOTICE OF CLAIMS; PROCEDURE FOR INDEMNIFICATION.

               11.3.1 If an Indemnified Party believes that it has suffered or incurred any Loss and Expense, such Indemnified Party shall notify the Shareholders in writing describing such Loss and Expense, the amount thereof, if known, and the method of computation of such Loss and Expense, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such Loss and Expense shall have occurred. If any action at law or suit in equity is instituted by a third party with respect to which an Indemnified Party intends to claim any liability or expense as Loss and Expense under this Article 11, such Indemnified Party shall promptly notify Shareholders of such action or suit. Notwithstanding the foregoing, the right to indemnification hereunder shall not be affected by any failure of an Indemnified Party to give such notice or delay by an Indemnified Party in giving such notice unless, and then only to the extent that, the rights and remedies of the Shareholders' shall have been materially prejudiced as a result of the failure to give, or delay in giving, such notice.

               11.3.2 If such indemnity shall arise from the claim of a third party, the Indemnified Party shall permit the Shareholders to assume the defense of any such claim and any litigation resulting from such claim with counsel satisfactory to the Indemnified Party but at the Shareholders' expense. Failure by Shareholders to notify an Indemnified Party of its election to defend any such claim or action by a third party within fourteen (14) days after notice thereof shall have been given to Shareholders shall be deemed a waiver by Shareholders of their right to defend such claim or action.

               11.3.3 If the Shareholders assume the defense of such claim or litigation resulting therefrom, then counsel selected by the Shareholders shall be subject to approval by the Indemnified

Party. The obligations of the Shareholders hereunder as to such claim shall include taking all steps necessary in the defense or settlement of such claim or litigation and holding the Indemnified Party harmless from and against any and all Losses or Expenses caused by or arising out of any settlement approved by the Indemnified Party or any judgment in connection with such claim or litigation. Shareholders shall keep the Indemnified Party fully informed of the status of such claims and litigation. The Shareholders shall not, in the defense of such claim or any litigation resulting therefrom, consent to entry of any judgment (other than a judgment of dismissal on the merits without costs) except with the written consent of the Indemnified Party or enter into any settlement (except with the written consent of the Indemnified Party) which does not include as an unconditional term thereof the giving by the claimant or a plaintiff of a release of the Indemnified Party from all liability in respect of such claim or which acts as an admission of a violation of any law, rule, regulation, ordinance, policy or order. Anything in this Article 11 to the contrary notwithstanding, the Indemnified Party may, with counsel of its choice and at its expense, participate in the defense of any such claim or litigation.

               11.3.4 If the Shareholders shall not assume the defense of any such claim by a third party or litigation resulting therefrom after receipt of notice from such Indemnified Party in accordance herewith, the Indemnified Party may defend against such claim or litigation in such manner as it deems appropriate, and unless the Shareholders shall deposit with the Indemnified Party a sum in cash, letter of credit or bond, equal to the total amount demanded in such claim or litigation plus the Indemnified Party's reasonable estimate of the costs of defending the same, the Indemnified Party may settle such claim or litigation on such terms as it may deem appropriate. The Indemnified Party shall inform the Shareholders of the status of such claim or litigation from time to time upon the Shareholders' request, and, prior to settling such claim or litigation, the Indemnified Party shall advise the Shareholders of the terms, provisions and conditions of any proposed settlement; PROVIDED, HOWEVER, that the Shareholders will not have any rights to accept, decline or modify the proposed settlement, nor to direct the Indemnified Party to do any of the foregoing. The Shareholders shall promptly reimburse the Indemnified Party for the amount of such settlement and for all other Losses and Expenses incurred by the Indemnified Party in connection with the defense against or settlement of such claim or litigation. The terms of such settlement shall be binding upon the Shareholders and the Shareholders shall have no right to challenge such settlement.

               11.3.5 Shareholders shall promptly pay to the third party the amount of any final and unappealable judgment rendered with respect to any claim by such third party in litigation and shall reimburse the Indemnified Party and for all other Losses and Expenses incurred by the Indemnified Party in connection with the defense against such claim or litigation, whether or not resulting from, arising out of, or incurred with respect to, the act of a third party.

               11.3.6 Any payment pursuant to this Section 11.3 shall be made not later than thirty (30) days after receipt by Shareholders of written notice from the Indemnified Party stating the amount thereof and the indemnity payment requested. Any payment not made when due shall bear interest at a rate per annum equal to the Prime Rate plus 3% per annum for each day until paid. "PRIME RATE" means the rate of interest as reported in THE WALL STREET JOURNAL from time to time, changing as and when the Prime Rate changes.

         11.4 LIMITATION ON INDEMNIFICATION. Notwithstanding anything herein to the contrary, the Shareholders shall not be obligated to pay any amounts to an Indemnified Party until the aggregate amount which the Shareholders would have been obligated to pay for all indemnity claims but for this Section 11.4 equals $25,000, and at such time the indemnifying party shall be obligated to pay all amounts for indemnification then owing by the Shareholders (including the amounts aggregated to reach the $25,000 threshold) up to the aggregate amount of $2,291,750, except that such limitation shall not apply to any claims for indemnification arising from the willful misconduct or fraudulent acts or omissions of the Company and/or any Shareholder, or arising from a breach by the Company and/or any Shareholder of any representation, warranty or covenant contained in this Agreement. Furthermore, Helmut Hoppe's total liability for indemnification claims shall not exceed the value of Electric City Stock he receives, such value to be calculated as of the Closing.

         11.5 EXCLUSION FROM $25,000 THRESHOLD. Notwithstanding anything herein to the contrary, including but not limited Section 11.4 above, Sellers shall immediately pay any amounts due per Section 11.2(k) above, or at Buyer's election, reimburse Acquisition or Buyer for such amounts.

                                   ARTICLE 12.

              RIGHT OF FIRST OFFER AND RIGHT OF FIRST NEGOTIATION.

         12.1 RIGHT OF FIRST OFFER. So long as Mr. Hoppensteadt is employed by Acquisition, in the event Acquisition intends to sell, out of the ordinary course of business, substantially all of the assets acquired by it from Switchboard (the "FIRST RIGHT ASSETS"), Acquisition shall notify Mr. Hoppensteadt of its intention to sell the First Right Assets (the "OFFER NOTICE"). The Offer Notice shall contain the principal terms, including the price, upon which Acquisition desires to sell the First Right Assets. Mr. Hoppensteadt shall have five business days from receipt of the Offer Notice in which to notify Acquisition that he elects to acquire the First Right Assets on the terms set forth in the Offer Notice. If Mr. Hoppensteadt rejects or fails to accept in writing the Offer Notice within such five business day period, Acquisition shall be free to enter into negotiations with third parties for the sale of the First Right Assets. However, Acquisition shall not enter into any agreement for the sale of the First Right Assets with a third party on terms more favorable to the third party than those terms contained in the Offer Notice. In the event Mr. Hoppensteadt timely accepts the terms set forth in the Offer Notice, Acquisition and Mr. Hoppensteadt shall negotiate an appropriate definitive agreement for the sale and purchase of the First Right Assets, including the terms set forth in the Offer Notice. However, if for any reason Acquisition and Mr. Hoppensteadt shall not have entered into such definitive agreement within thirty days after the date Mr. Hoppensteadt accepts the Offer Notice, all of Mr. Hoppensteadt's rights in the First Right Assets shall expire and Acquisition shall have the right to sell the First Right Assets to any third party on any terms acceptable to Acquisition in its sole discretion. Subject to the last sentence of this Section 12.1, Acquisition shall be obligated to offer the First Right Assets to Mr. Hoppensteadt each time Acquisition makes a new offer to sell the First Right Assets on terms that are more favorable to the potential purchaser than the previous offer. If not sooner terminated, Mr. Hoppensteadt's rights under this subsection shall expire on the fifth anniversary of the Closing Date.

         12.2 RIGHT OF FIRST REFUSAL. So long as Mr. Hoppensteadt is employed by Acquisition, in the event Acquisition receives a bona fide offer from a third party to purchase the First Right Assets (a "THIRD PARTY OFFER") and Acquisition desires to accept the Third Party Offer, Acquisition shall deliver a copy of the Third Party Offer to Mr. Hoppensteadt. Mr. Hoppensteadt shall have five business days from receipt of the Third Party Offer in which to notify Acquisition that he intends to acquire the First Right Assets on the terms set forth in the Third Party Offer. If Mr. Hoppensteadt rejects or fails to accept in writing the terms set forth in the Third Party Offer, Acquisition shall be free to sell the First Right Assets to such third party on the terms set forth in the Third Party Offer.

In the event Mr. Hoppensteadt timely accepts the terms set forth in the Third Party Offer, (i) Acquisition and Mr. Hoppensteadt shall negotiate an appropriate definite agreement for the sale and purchase of the First Right Assets, including the terms set forth in the Third Party Offer and (ii) Mr. Hoppensteadt shall reimburse such third party for the expenses it incurred relating to the Third Party Offer (including conducting due diligence and negotiating the Third Party Offer); PROVIDED, that Mr. Hoppensteadt shall only be obligated to reimburse such third party up to an amount equal to 1.5% of the purchase price set forth in such Third Party Offer. However, if for any reason Acquisition and Mr. Hoppensteadt shall not have entered into such definitive agreement within thirty days after the date Mr. Hoppensteadt accepts the terms set forth in the Third Party Offer, all of Mr. Hoppensteadt's rights in the First Right Assets shall expire and Acquisition shall have the right to sell the First Right Assets to such third party on the terms set forth in the Third Party Offer. Subject to the last sentence of this Section 12.2, Acquisition shall be obligated to offer the First Right Assets to Mr. Hoppensteadt each time Acquisition receives a new offer to sell the First Right Assets on terms that are more favorable to the potential purchaser than the previous offer (provided that the new offer is acceptable to Acquisition). If not sooner terminated, Mr. Hoppensteadt's rights under this subsection shall expire on the fifth anniversary of the Closing Date.

                                   ARTICLE 13.

                                  MISCELLANEOUS

         13.1 MATERIAL. For purposes of this Agreement, any item shall be deemed material if it equals or exceeds $10,000 or if such items in the aggregate equal or exceed $25,000 (exclusive of costs and expenses of investigating and defending such item, such as attorneys' fees and accountants'
fees).

         13.2 EXPENSES. The Company shall bear its expenses, and the expenses of the Shareholders, and the Buyer shall bear its expenses, incurred in connection with the transactions contemplated by this Agreement, including without limitation, accounting and legal fees incurred in connection herewith.

         13.3 SHAREHOLDERS' TAX LIABILITIES. All income tax liabilities (whether arising before, on or after the Closing Date) of the Shareholders shall be paid by Shareholders as they become due.

         13.4 ASSIGNMENTS. This Agreement shall not be assigned by any party hereto without the prior written consent of the other party, except that Buyer may assign this Agreement to an affiliate of Buyer.

         13.5 FURTHER ASSURANCES. From time to time prior to, at and after the Closing Date, each party will execute all such instruments and take all such actions as the other party shall reasonably request in connection with carrying out and effectuating the intent and purpose hereof and all transactions and things contemplated by this Agreement, including, without limitation, the execution and delivery of any and all confirmatory and other instruments in addition to those to be delivered on the Closing Date, and any and all actions which may reasonably be necessary or desirable to complete the transactions contemplated hereby.

         13.6 NOTICES. All notices, demands and other communications which may or are required to be given hereunder or with respect hereto shall be in writing, shall be given either by personal delivery or by recognized overnight delivery service, and shall be deemed to have been given or made when personally delivered, addressed as follows:

                           If to Buyer or Acquisition:
                           Electric City Corp.
                           1280 Landmeier Road
                           Elk Grove Village, Illinois 60007
                           Attn: Jeffrey Mistarz

                           with a copy to:

                           Schwartz, Cooper, Greenberger & Krauss, Chtd. 180 North LaSalle, Suite 2700
                           Chicago, Illinois 60601
                           Attention: Jay S. Berlinsky, Esq.

or to such other address as Buyer may from time to time designate.

                           If to Shareholders:

                           Mr. Dale Hoppensteadt
                           22 W 492
                           Glen Ellyn, Illinois 60137

                           Mr. George Miller
                           2013 Lyndhurst Lane
                           Aurora, Illinois60504

                           Mr. Helmut Hoppe
                           52640 North Ohio
                           Rosemont, Illinois 60018

                           with a copy to:

                           Schwartz & Freeman
                           401 N. Michigan Avenue
                           Suite 1800
                           Chicago, IL 60611
                           Attn: Thomas W. Murphy, Esq.

                           Goschi & Goschi Ltd.
                           120 South LaSalle Street
                           Suite 1720
                           Chicago, IL 60603
                           Attn: Peter E. Goschi, Esq.

                           If to the Company:

                           Switchboard Apparatus, Inc.
                           2820 South 19th Ave
                           Broadview, Illinois
                           Attn: Peter Goschi

                           with a copy to:

                           Schwartz & Freeman
                           401 N. Michigan Avenue
                           Suite 1800
                           Chicago, IL 60611
                           Attn: Thomas W. Murphy, Esq.

                           Goschi & Goschi Ltd.
                           120 South LaSalle Street
                           Suite 1720
                           Chicago, IL 60603
                           Attn: Peter E. Goschi, Esq.

or to such other address as Shareholder may from time to time designate.

         13.7 CAPTIONS. The captions of Articles and sections of this Agreement are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

         13.8 LAW GOVERNING. This Agreement shall be governed by, construed, and enforced in accordance with the internal laws (as opposed to the laws of conflict) of the State of Illinois.

         13.9 ARBITRATION. In the event of any and all disagreements and controversies arising from this Agreement or any other written agreements between the parties hereto, such disagreements and controversies shall be subject to binding arbitration as arbitrated in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association in Chicago, Illinois before one neutral arbitrator. Any party may apply to the arbitrator seeking injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Without waiving any remedy under this Agreement, any party may also seek from any court having jurisdiction any interim or provisional relief that is necessary to protect the rights or property of that party, pending the establishment of the arbitral tribunal (or pending the arbitral tribunal's determination of the merits of the controversy). In the event of any such disagreement or controversy, neither party shall directly or indirectly reveal, report, publish or disclose any information relating to such disagreement or controversy to any person, firm or corporation not expressly authorized by the other party to receive such information or use such information or assist any other person in doing so, except to comply with actual legal obligations of such party, or unless such disclosure is directly related to an arbitration proceeding as provided herein, including, but not limited to, the prosecution or defense of any claim in such arbitration. The costs and expenses of the arbitration (excluding attorneys' fees) shall be paid by the non-prevailing party or as determined by the arbitrators.

         13.10 WAIVER OF PROVISIONS. The terms, agreements, covenants, representations, warranties and conditions of this Agreement may be waived only by a written instrument executed by the party waiving compliance. The failure of any party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right at a later date to enforce the same. No waiver by any party of any condition or the breach of any provision, term, agreement, covenant, representation or warranty contained in this Agreement in :any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, agreement, covenant, representation or warranty.

         13.11 COUNTERPARTS. This Agreement may be executed in several counterparts, and all counterparts so executed shall constitute one agreement, binding on all of the parties hereto, notwithstanding that all the parties are not signatory to the original or the same counterpart.

         13.12 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties and supersedes and cancels any and all prior agreements between them relating to the subject matter hereof, and may not be amended except in a writing signed by the party to be bound.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their duly authorized officers, all as of the day and year first above written.


ELECTRIC CITY ACQUISITION
CORPORATION, a Delaware corporation

By:
   --------------------------

Its:
   --------------------------


 ELECTRIC CITY CORP.,
a Delaware corporation

By:
   --------------------------

Its:
   --------------------------


SWITCHBOARD APPARATUS, INC.,
an Illinois corporation

By
   --------------------------

Its
   --------------------------


-----------------------------------------
DALE HOPPENSTEADT


-----------------------------------------
GEORGE MILLER


-----------------------------------------
HELMUT HOPPE

                                  SCHEDULE 1.4

                                    DIRECTORS

1.       President of Switchboard (Dale Hoppensteadt)
2.       President of Electric City (John Mitola)
3.       CFO of Electric City (Jeffrey Mistarz)
4.       General Counsel to Electric City (Greg Rice)
5.       Chief Operating Officer (Brian Kawamura)

                                  SCHEDULE 1.5

                                    OFFICERS

1.       President     -   Dale Hoppensteadt
2.       Treasurer     -   CFO of Electric City (Jeffrey Mistarz)
3.       Secretary     -   General Counsel to Electric City (Greg Rice)

                                    EXHIBIT A

                              Certificate of Merger

                                    EXHIBIT B

                       Indemnity and Stockholder Agreement

                                    EXHIBIT C

                                Escrow Agreement

                                    EXHIBIT D

                                  Business Plan

                                    EXHIBIT E

             Employment Agreement and Stock Option Letter Agreement
                              for Dale Hoppensteadt

                                    EXHIBIT F

         Legal Opinion of Schwartz, Cooper, Greenberger & Krauss, Chtd.

                                    EXHIBIT G

                            Non-Competition Agreement

                                    EXHIBIT H

                       Legal Opinion of Schwartz & Freeman